Exhibit 10.8

Dated                                                                                    2014

(1) MUST HAVE LIMITED

- and -

(2) (AS SECURITY TRUSTEE)

DEBENTURE

TABLE OF CONTENTS

No.	Heading	Page

1	Definitions and interpretation	3
2	Covenant to pay	10
3	Grant of security	10
4	controlled account and Collection account	13
5	Notices	14
6	Restrictions on dealing	14
7	positive covenants	14
8	Representations and warranties	17
9	Power to remedy	19
10	Enforcement	19
11	Administrator and Receiver	21
12	Scope and Powers of Administrator and Receiver	22
13	Amounts received	23
14	Power of attorney	24
15	Protection of security and further assurance	24
16	GROSS-UP AND PAYMENTS	26
17	Costs and indemnity	27
18	Miscellaneous	27
19	CURRENCY	28
20	Demands and notices	28
21	Assignment and transfer	29
22	Release of Security	29
23	Governing law and enforcement	30
24	Counterparts	30
Schedule 1 the beneficiary		31
Schedule 2 Properties		32
Schedule 3 Securities		33

Exhibit 10.8

DEBENTURE

DATE

PARTIES

(1)	MUST HAVE LIMITED incorporated in England and Wales with company number 05101019 whose registered office is at Unit 14, Dale Street Industrial Estate, Radcliffe, Manchester M26 1AD (the "Chargor");

(2)	[ ] ("Senior Security Trustee").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, unless the context otherwise requires:

6% Senior Secured Convertible Notes: means the secured convertible notes of Victory with a face value of US$[               ] issued to the Beneficiary on or about the date of this Deed pursuant to which Victory has borrowed US$[        ] from the Beneficiary;

Account Bank: means Natwest Bank plc;

Administrator: means a person appointed in accordance with schedule B1 to the Insolvency Act 1986 to manage the Chargor's affairs, business and property;

Assigned Assets: means all of the assets assigned or purported to be assigned under clause 3.2.

Beneficiary: means the person named in Schedule 1;

Business Day means a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in London and New York.

Charged Assets: means all the assets property and undertaking for the time being subject to the Security Interests created by this Deed (and references to the Charged Assets include references to any part of it);

Collection Account: means that segregated blocked account to be established and maintained at the Account Bank for the purposes set out in clause 4.4 and all monies from time to time standing to the credit (including any interest thereon) of such account and all rights in relation thereto (including the right to interest);

Controlled Account: means that segregated blocked account to be established and maintained at the Account Bank for the purposes set out in clause 4.3 and all monies from time to time standing to the credit (including any interest thereon) of such account and all rights in relation thereto (including the right to interest);

Convertible Note Documents: means the 6% Senior Secured Convertible Notes, the Convertible Note Instrument, the Securities Purchase Agreement and the Registration Rights Agreement;

Convertible Note Instrument: means the instrument dated on or about the date of this deed pursuant to which the 6% Senior Secured Convertible Notes are, or are to be, constituted;

Costs: means all present and future costs, charges, expenses and liabilities of any kind including, without limitation, costs and damages in connection with litigation, professional fees, disbursements and any value added tax charged on such costs;

Debts: means all book and other debts and monetary claims of any kind whatsoever now or at any time due, owing or payable to the Chargor or in which the Chargor has an interest and the proceeds of the same, including the benefit of any judgement or order to pay a sum of money, and the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to the same and all Related Rights;

EBITDA: means the net income of the Chargor on ordinary and extraordinary activities during a given calendar month as shown in the Management Accounts of the Chargor in respect of that calendar month delivered to the Senior Security Trustee pursuant to paragraph 7.5.2 of this deed, excluding:

(a)          interest expense;

(b)          the amount charged as tax on income on ordinary and extraordinary activities;

(c)          total depreciation and amortisation;

(d)          any extraordinary, unusual or non-recurring items increasing net income; and

(e)          any non-cash items increasing net income,

during that calendar month each as shown in such Management Accounts;

Equipment: means all present and future equipment, plant, machinery, tools, vehicles, furniture, furnishings, fittings, installations, apparatus and other chattels and tangible moveable property now or at any time hereafter (and from time to time) owned by the Chargor, and any part thereof, together with all spare parts, replacements, modifications and additions and the benefit of all contracts and warranties relating to the same and all Related Rights;

Event of Cross Default: means subject to paragraph (v) of this definition:

(i)	any Indebtedness of Victory or the Chargor is not paid when due nor within any originally applicable grace period;

(ii)	any Indebtedness of Victory or the Chargor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Indebtedness of Victory or the Chargor is cancelled or suspended by a creditor as a result of an event of default (however described); or

(iv)	any creditor of Victory or the Chargor becomes entitled to declare any Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(v)
No Event of Cross Default will be deemed to occur if the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (i) to (iv) above is less than $1,000,000  with respect to Victory, and in the case of the Chargor £250,000 (or its equivalent in any other currency or currencies).

Event of Default: means:

(i)
if any of the Secured Obligations are not paid or discharged by the Chargor or Victory (as the case may be) when the same ought to be paid or discharged (whether at scheduled maturity or by acceleration or otherwise as the case may be);

(ii)
the Chargor or Victory (as the case may be) is in breach of any of its obligations under the Finance Documents and that breach (if capable of remedy) has not been remedied to the satisfaction of the Senior Security Trustee within 14 days of notice by the Senior Security Trustee to the Chargor or Victory (as the case may be) to remedy the breach.

(iii)
any representation, warranty or statement made by the Chargor or Victory (as the case may be) in, or in connection with, any of the Finance Documents is or proves to have been incorrect or misleading when made;

(iv)	any Event of Cross Default occurs;

(v)	either or both of the Chargor or Victory:

a.	becoming unable to pay their debts as they fall due or the value of their assets being less than amount of their liabilities, taking into account their contingent and prospective liabilities;

b.	commencing negotiations with any or more of their creditors with a view to the general readjustment or rescheduling of their indebtedness; and/or

c.	making a general assignment for the benefit of, or a composition with, their creditors; or

(vi)
a distress, execution, attachment or other legal process being levied or enforced upon or sued against all or any part of the assets of the Chargor or Victory and remaining undischarged for seven days;

(vii)
if any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Chargor or Victory or by any other person to appoint an administrator in respect of the Chargor or Victory;

(viii)
if any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Chargor or Victory or any other person to wind up or dissolve the Chargor or Victory or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to the Chargor or Victory or any part of its undertaking or assets;

(ix)	the making of a request by the Chargor or Victory for the appointment of a receiver or administrator; or

(x)	the occurrence of any event which, under any jurisdiction, has a similar or analogous effect to any of the events mentioned in paragraphs (iv), (v), (vi), (vii) or (viii) of this definition.

Excluded Property: means each leasehold property held by the Chargor under a lease which either precludes absolutely, or requires consent of a third party to, the creation of a Security Interest over the Chargor's leasehold interest in that property;

Excess Monies: means at any time the aggregate of all cash in hand held by the Chargor and its Subsidiary Undertakings and all monies standing to the credit of every Non-Controlled Account held by the Chargor and every bank account held by the Chargor’s Subsidiary Undertakings less £1,000,000 to the extent that the result of such calculation is a positive number;

Finance Documents: means the Senior Security Documents, the Convertible Note Documents, the Intercreditor Agreement, this Deed and any other document designated as such by the Chargor and the Senior Security Trustee;

Financial Collateral: shall have the meaning given to that expression in the Financial Collateral Regulations;

Financial Collateral Regulations: means the Financial Collateral Arrangements (No. 2) Regulations 2003;

Floating Charge Assets: means all the assets property and undertaking for the time being subject to the floating charge created by this Deed (and references to the Floating Charge Assets include references to any part of it);

Goodwill: means all goodwill now or at any time hereafter (and from time to time) of or in the Chargor;

Guarantee: means the Guarantee between the Chargor and the Senior Security Trustee dated on or about the date of this Deed;

Insurance Policies: means all contracts and policies of insurance or assurance effected or maintained by the Chargor from time to time or in which the Chargor has an interest (including without limitation, insurances relating to the Properties or the Equipment) and all moneys payable under or pursuant to such policies and all rights and interests in such contracts and policies including the right to the refund of any premium;

Indebtedness: means, with respect to Victory and the Chargor, any amount payable by either or both of them pursuant to the Junior Documents or any other agreement or instrument involving, relating to or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a lease with substantially the same economic effect as any such agreement or instrument, to which either or both of Victory and the Chargor is a party as debtor, borrower or guarantor, all obligations under the Junior Documents or otherwise of either or both of Victory and the Chargor to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, all non contingent obligations under the Junior Documents or otherwise of either or both of Victory and the Chargor to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, all obligations under the Junior Documents or otherwise to advance funds including keep wells, comfort letters and similar arrangements and all liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements.

Indemnified Person: has the meaning given to it in clause 17.3;

Intellectual Property: means the Chargor's present and future patents, rights to inventions, copyright and related rights, trade marks, service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, together with all fees, royalties and other rights derived from, or incidental to, these rights.

Intercreditor Deed: means the intercreditor deed between, amongst others, (1) the Chargor; and (2) the Senior Security Trustee dated on or about the date of this Deed;

Junior Beneficiaries: means [                                    ] whose addresses are listed in part 2 of schedule 1 of the Intercreditor Deed;

Junior Documents: means the Junior Secured Loan Notes 2014, the Junior Loan Note Instrument, the Share Purchase Agreement, the Junior Registration Rights Agreement and the Junior Security;

Junior Debenture: means the debenture between the Chargor and [                                    ] as Security Trustee dated on or about the date of this Deed;

Junior Guarantee: means the guarantee between the Chargor and the Junior Beneficiaries dated on or about the date of this Deed;

Junior Loan Note Instrument: means the instrument dated on or about the date of this Deed pursuant to which the Junior Secured Loan Notes 2014 are, or are to be, constituted;

Junior Secured Loan Notes 2014: means the US$11,000,000 secured loan notes 2014 of Victory issued to the Junior Beneficiaries;

Junior Security: means the Junior Debenture and the Junior Guarantee;

Junior Registration Rights Agreement: means the Registration Rights Agreement dated on or about the date of this Deed entered into between Victory and each of the Junior Beneficiaries on the date of the Share Purchase Agreement;

Losses: means all losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, charges, expenses and other liabilities of any kind;

LPA: means the Law of Property Act 1925;

Management Accounts: means the unaudited management accounts of the Chargor, comprising a balance sheet as at the relevant date of the accounts and a profit and loss account for the relevant period, prepared in accordance with the terms of this deed;

Must Have Redemption Amount: has the meaning given to that term in the Convertible Note Instrument;

Non-Controlled Accounts: means all accounts and all monies from time to time standing to the credit (including any interest thereon) of such accounts and all rights in relation thereto (including the right to interest), with any bank, financial institution or other person in any jurisdiction now or at any time hereafter (and from time to time) owned, operated or held by the Chargor or in which the Chargor has an interest other than the Controlled Account and the Collection Account;

Parent Company means any person which directly or indirectly: (i) owns any of the outstanding capital stock (as such term is understood under the law of the jurisdiction in which Victory is incorporated) of Victory or holds any equity or similar interest of Victory or (ii) controls or operates all or any part of the business, operations or administration of Victory;

Permitted Security means:

(a)	the Junior Security;

(b)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Chargor; and

(c)
any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Chargor in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by the Chargor;

Potential Event of Default: means any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents, the fulfilment of any other condition or any combination of any of the foregoing) be an Event of Default;

Properties: means all freehold and leasehold properties (whether registered or unregistered) and all commonhold or other immoveable properties now or at any time hereafter (and from time to time) owned by the Chargor or in which the Chargor has an interest wherever situated and all buildings, structures and fixtures and the proceeds of sale of all or any part thereof including (without limitation) the properties which are briefly described in Schedule 2 (Properties);

Property Interests: means all interests in or over the Properties and all rights, licences, guarantees, rents, deposits, contracts, covenants and warranties relating to the Properties, in each case, now or at any time hereafter (and from time to time) owned or held by the Chargor;

Receiver: means a person appointed by the Senior Security Trustee to be a receiver or receiver and manager or (if permitted by law) an administrative receiver of all or any part of the Charged Assets of the Chargor;

Registration Rights Agreement: means the Registration Rights Agreement entered into between Victory and the Beneficiary on the date of the Securities Purchase Agreement;

Related Rights: means in relation to any Charged Asset:

(a)          the proceeds of sale of any part of that Charged Asset;

(b)	all rights under any licence, contract of insurance, agreement for sale or agreement for lease in respect of that Charged Asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that Charged Asset;

(c)          any monies and proceeds paid or payable in respect of that Charged Asset; and

(d)	in relation to any Securities, any right against any clearance system and any rights against any institution or under any agreement.

Rental Income: means the aggregate of all amounts payable to or for the account of the Chargor in connection with the letting of all or part of a Property;

Secured Obligations: means all present and future moneys, obligations and liabilities owed by the Chargor or Victory to the Senior Security Trustee or Beneficiary under the Finance Documents (whether actual or contingent and whether owed jointly or severally, as principal or surety and/or in any other capacity whatsoever);

Securities: means all stocks, shares, loan capital, securities, bonds and investments of any kind whatsoever now or at any time hereafter (and from time to time) owned by the Chargor, or in which the Chargor has an interest, together with all allotments offered or arising in respect thereof or incidental thereto and all stocks, shares, loan capital, securities, bonds, investments, rights, income, money or property accruing, deriving, offered or paid from time to time by way of dividend, distribution, interest, exchange, capital reorganisation, conversion, redemption, bonus, rights, preference, option or otherwise in respect thereof (including the securities which are briefly described in Schedule 3 (Securities));

Securities Purchase Agreement: means the agreement dated on or about the date of this Deed between Victory and the Beneficiary relating to (inter alia) the purchase by the Beneficiary of the 6% Senior Secured Convertible Notes;

Security Financial Collateral Arrangement: shall have the meaning given to that expression in the Financial Collateral Regulations;

Security Interest:  means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Security Period: means the period starting on the date of this Deed and ending on the date on which the Secured Obligations have been unconditionally and irrevocably paid and discharged in full and no further Secured Obligations are capable of being outstanding;

Senior Security Documents: means the Guarantee and the Share Charge;

Share Charge: means the share charge dated on or about the date of this Deed between Victory and the Senior Security Trustee;

Share Purchase Agreement: means the share purchase agreement dated on or about the date of this Deed between Victory and the Junior Beneficiaries pursuant to which inter alia Victory shall acquire the entire issued share capital of the Chargor from the Junior Beneficiaries;

Subsidiary: means any person, other than the Chargor, in which Victory directly or indirectly: (i) owns any of the outstanding capital stock (as such term is understood under the law of the jurisdiction in which Victory is incorporated) or holds any equity or similar interest of such person or (ii) controls or operates all or any part of the business, operations or administration of such person;

Subsidiary Undertaking: has the meaning given in section 1162 Companies Act 2006;

Tax: means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

Uncalled Capital: means all the uncalled capital now or at any time hereafter (and from time to time) of the Chargor; and

Victory: means Victory Electronic Cigarettes Corporation registered in the State of Nevada, USA under number C13461-2004.

1.2	Construction

1.2.1	In this Deed (unless the context requires otherwise) any reference to:

(a)
the Chargor, the Senior Security Trustee, any Beneficiary, or Junior Beneficiary any Administrator or Receiver or any other person shall be construed so as to include their successors in title, permitted assigns, permitted transferees and (in the case of any Administrator or Receiver) lawful substitutes and/or replacements;

(b)	an "amendment" includes a supplement, restatement, variation, novation or re-enactment (and "amended" is to be construed accordingly);

(c)
a Finance Document or any other agreement or instrument (or any specified provision of it) is a reference to that Finance Document or other agreement or instrument or provision as amended (however fundamentally, including any amendment providing for any increase in the amount of any facility or other liability) from time to time in accordance with the terms of the  relevant agreement or instrument;

(d)
any reference to the Security Interests constituted by this Deed becoming "enforceable" shall mean that the Security Interests created under this Deed have become enforceable under Clause 10.1 (Enforcement events);

(e)	a reference to a person shall include a reference to an individual, firm, corporation, unincorporated body of persons, or any state or any agency of a person;

(f)	"including" means "including without limitation";

(g)	"owned" includes having legal or equitable title to or a right to have legal or equitable title transferred;

(h)
a "law" includes a reference to the common law, any statute, bye-law, regulation or instrument and any kind of subordinate legislation, and any order, requirement, code of practice, circular, guidance note, licence, consent or permission made or given pursuant to any of the foregoing;

(i)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(j)	a time of day is a reference to New York time;

(k)	any gender includes a reference to the other genders;

(l)	the singular includes a reference to the plural and vice versa; and

(m)	a reference to a Clause or Schedule is to a Clause or Schedule (as the case may be) of or to this Deed.

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3	The Schedules form part of this Deed and shall have effect as if set out in full in the body of this Deed. Any reference to this Deed includes the Schedules.

1.3	Nature of security over real property

A reference in this Deed to any freehold, leasehold or commonhold property includes:

1.3.1	all buildings and fixtures (including trade and tenant's fixtures) which are at any time situated on that property;

1.3.2	the proceeds of sale of any part of that property; and

1.3.3	the benefit of any covenants for title given or entered into by any predecessor in title of the Chargor in respect of that property or any monies paid or payable in respect of those covenants.

1.4	Rights of the Beneficiary

1.4.1	All of the representations, covenants and undertakings given by the Chargor pursuant to this Deed are given to the Senior Security Trustee for the benefit of the Beneficiary.

1.4.2
All of the security created by the Chargor pursuant to the terms of this Deed is created in favour of the Senior Security Trustee as security trustee for the Beneficiary and the Senior Security Trustee holds the benefit of this Deed on trust for the Beneficiary.

1.5	Intercreditor Deed

The provisions of this Deed are in all respects subject to the provisions of the Intercreditor Deed and where a provision of this Deed conflicts with a provision of the Intercreditor Deed then the relevant provision of the Intercreditor Deed shall prevail.

1.6           Incorporation of terms

For the purposes of section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of any other of the Finance Documents and of any side letters between any parties in relation to such Finance Documents are incorporated in this Deed.

2.	COVENANT TO PAY

The Chargor hereby covenants with the Senior Security Trustee (for the benefit of the Beneficiary) that it will on demand pay and discharge all Secured Obligations when the same become due whether by acceleration or otherwise.

3.	GRANT OF SECURITY

3.1	Fixed security

As a continuing security for the payment or discharge of the Secured Obligations, the Chargor with full title guarantee hereby:

3.1.1	grants to the Senior Security Trustee, a charge by way of first legal mortgage over all its Properties which are listed in Schedule 2 (Properties), if any;

3.1.2	charges to the Senior Security Trustee, by way of first fixed charge, all its:

(a)	Properties acquired by it after the date of this Deed;

(b)	Property Interests;

(c)	Equipment;

(d)	Securities (including but not limited to any Securities which are listed in Schedule 3 (Securities) opposite its name (if any));

(e)	Intellectual Property;

(f)	Rental Income;

(g)	Goodwill and Uncalled Capital;

(h)	Non-Controlled Accounts;

(i)
to the extent that the Controlled Account is not effectively assigned under clause 3.2 or it has been effectively assigned but has not been perfected by the service of the appropriate notice,  the Controlled Account;

(j)
to the extent that the Collection Account is not effectively assigned under clause 3.2 or it has been effectively assigned but has not been perfected by the service of the appropriate notice,  the Collection Account;

(k)	to the extent that the Debts are not effectively assigned under clause 3.2 or they have been effectively assigned but have not been perfected by the service of the appropriate notice, the Debts; and

(l)
to the extent that the Insurance Policies are not effectively assigned under clause 3.2 or they have been effectively assigned but have not been perfected by the service of the appropriate notice, the Insurance Policies.

3.2	Assignments

3.2.1
As a continuing security for the payment and discharge of the Secured Obligations, the Chargor with full title guarantee assigns absolutely (subject to a proviso for reassignment on redemption) to the Senior Security Trustee all its present and future right, title and interest in and to the benefit of:

(a)	Controlled Account: the Controlled Account together with all Related Rights;

(b)	Collection Account: the Collection Account together with all Related Rights;

(c)	Receivables: the Debts together with all Related Rights; and

(d)	Insurance Policies: the Insurance Policies.

3.2.2
For the avoidance of doubt, the Chargor will remain at all times liable in respect of all of its obligations under each of the Assigned Assets to the same extent as if this security had not been created and the Senior Security Trustee will not be under any obligation or liability to the Chargor or to any other person under or in respect of any Assigned Assets.

3.3	Non-Assignable Rights

3.3.1
The Chargor declares that to the extent that any right, title, interest or benefit in or in respect of any asset described in clause 3.2 (Assignments) cannot be or is not effectively assigned pursuant to clause 3.2 for whatever reason, the Chargor shall:

(a)	promptly notify the Senior Security Trustee of the same and the reasons why such asset is not capable of assignment;

(b)	hold the benefit of the same on trust for the Senior Security Trustee as security for the payment and discharge of the Secured Obligations; and

(c)	take such steps as the Senior Security Trustee may require to remove such impediment to such assignment.

3.4	Floating Security

3.4.1	Floating Charge

As a continuing security for the payment and discharge of the Secured Obligations, the Chargor with full title guarantee hereby charges to the Senior Security Trustee, by way of floating charge, all of its undertaking, property, assets and rights at any time not effectively mortgaged, charged or assigned pursuant to Clauses 3.1 and 3.2 above.

3.4.2	Qualifying floating charge

Paragraph 14 of schedule B1 to the Insolvency Act 1986 (as inserted by section 248 of, and schedule 16 to, the Enterprise Act 2002) applies to the floating charge created by this Deed.

3.4.3	Automatic conversion of floating charge

The floating charge created by this Deed shall automatically and immediately (without notice) be converted into a fixed charge over the relevant Charged Assets if:

(a)	the Chargor creates, or attempts to create, on all or any part of the Charged Assets a Security Interest other than Permitted Security without the prior written consent of the Senior Security Trustee;

(b)	the Chargor disposes or attempts to dispose of all any part of any Charged Asset; or

(c)	a receiver is appointed over all or any of the Charged Assets that is subject to the floating charge; or

(d)	any person levies (or attempts to levy) any distress, attachment, execution or other process against all or any part of the Charged Assets; or

(e)	the Senior Security Trustee receives notice of the appointment of, or a proposal or an intention to appoint, an administrator of the Chargor.

3.4.4	Conversion of floating charge by notice

Notwithstanding anything express or implied in this Deed, the Senior Security Trustee may at any time, by notice to the Chargor, convert the floating charge created by this Deed with immediate effect into a fixed charge over all or any of the Floating Charge Assets of the Chargor specified (either generally or specifically) in such notice (but without prejudice to the Senior Security Trustee's rights to serve a notice in respect of any other Floating Charge Assets and any other rights of the Senior Security Trustee whatsoever) if:

(a)         a Potential Event of Default or an Event of Default has occurred;

(b)	the Chargor considers (acting on the basis of professional advice) that any Charged Asset may be in danger of being seized or sold pursuant to any form of legal process or otherwise is in jeopardy; or

(c)	the Chargor considers that it is necessary or desirable to protect the priority, value and enforceability of the security.

3.4.5	Assets acquired after any floating charge conversion

Any asset acquired by the Chargor after any conversion of the floating charge created under this Deed into a fixed charge which but for such conversion would be subject to a floating charge shall, (unless the Senior Security Trustee confirms in writing to the contrary) be charged to the Senior Security Trustee by way of fixed charge.

3.4.6	Reconversion of fixed charge assets into floating charge assets

The Senior Security Trustee may at any time after any conversion of the floating charge created under this Deed over any Charged Assets into a fixed charge reconvert such fixed charge into a floating charge by notice to the Chargor.

3.5	Leasehold security restrictions

3.5.1	Subject to clauses 3.5.2 and 3.5.3 the security created by clause 3.1 and clause 3.4 shall not apply to an Excluded Property.

3.5.2	In relation to each Excluded Property, the Chargor undertakes to:

(a)
apply for the relevant consent or waiver of prohibition written 5 Business Days of the date of this Deed and use its reasonable endeavours to obtain that consent or waiver of prohibition as soon as possible;

(b)	keep the Senior Security Trustee informed of its progress in obtaining such consent or waiver; and

(c)	immediately on receipt of such consent or waiver, provide the Senior Security Trustee with a copy of that consent or waiver.

3.5.3
Immediately on receipt by the Chargor of the relevant consent or waiver, that Excluded Property shall become the subject of a mortgage or charge (as appropriate) pursuant to clause 3.1 or clause 3.4 (as appropriate).

4.	CONTROLLED ACCOUNT AND COLLECTION ACCOUNT

4.1	On or prior to the date of this Deed, the Chargor shall open the Controlled Account.

4.2
As soon as practicable following the execution of this Deed and, in any event, on or prior to the final day of the calendar month in which this Deed is executed, the Chargor shall open the Collection Account and procure that the Senior Security Trustee shall have sole signing rights in relation to the Controlled Account and, as soon as practicable following the opening of the Collection Account, provide the Senior Security Trustee with evidence, to its reasonable satisfaction, of the opening of such account and the notices served pursuant to clause 5 of this Deed.

4.3
On or prior to the date falling one Business Day after the date of this Deed, the Chargor shall pay at least USD 15,000,000 (fifteen million) into the Controlled Account and provide the Security Trustee with evidence, to its reasonable satisfaction, of such monies held in the Controlled Account and thereafter shall ensure that balance of the Controlled Account is never less than USD 3,000,000 (three million) except, without prejudice to clause 4.9, to the extent any amount in the Controlled Account is applied in discharge of all or part of any Secured Obligations in accordance with the terms of this Deed.

4.4
The Chargor shall pay into the Collection Account no later than the final day of each calendar month during the Security Period the Excess Monies calculated as at the last day of the previous calendar month, or, in respect of the first such payment during the Security Period as calculated as at the date of this Deed.

4.5	The Senior Security Trustee shall have sole signing rights in relation to the Controlled Account and the Collection Account.

4.6
Subject to clause 4.7, save with the prior written consent of the Senior Security Trustee, the Chargor may not withdraw all or any monies from time to time standing to the credit of the Collection Account or the Controlled Account.

4.7	Subject to clause 4.8, the parties hereby agree that:

4.7.1
within 3 Business Days following demand in writing by the Chargor in accordance with the terms of the Convertible Note Instrument the Senior Security Trustee shall instruct the Account Bank to withdraw from the Controlled Account an amount equal to the Must Have Redemption Amount and apply such amount promptly towards the redemption of the Must Have Redemption Amount, provided such withdrawal will not cause the balance of the Controlled Account to be less than USD 3,000,000 (three million);

4.7.2
the Senior Security Trustee shall instruct the Account Bank to withdraw all or any monies from time to time standing to the credit of the Collection Account for application towards the payment and/or discharge of the Secured Obligations on the date that they fall due and, if there are insufficient funds in the Collection Account to pay the relevant Secured Obligations on such date, the Senior Security Trustee may, at its sole discretion, apply the monies then standing to the credit of the Controlled Account towards payment of such Secured Obligations; and

4.7.3
within 3 Business Days following on demand in writing by the Chargor the Senior Security Trustee shall instruct the Account Bank to withdraw all or any monies from time to time standing to the credit of the Collection Account for application towards the payment and/or discharge of any amounts due to Junior Beneficiaries under the Junior Loan Note Instrument and/ or the Share Purchase Agreement provided that any such payment and/or discharge constitutes a Permitted Payment (as defined in Intercreditor Deed) and may be paid in accordance with the terms of the Intercreditor Deed.

4.8
The Senior Security Trustee may, at its sole discretion, at any time without prior notice apply any amounts standing to the credit of the Collection Account and/or the Controlled Account following the occurrence of an Event of Default, in such manner as it sees fit.

4.9
In the event that the Senior Security Trustee makes a withdrawal from the Controlled Account pursuant to clause 4.7.2 and/or 4.8, the Chargor shall (within 3 Business Days of the Senior Security Trustee giving notice to the Chargor of such withdrawal or the Chargor becoming aware of the same) procure that a payment is made into the Controlled Account of an amount which, once paid into the Controlled Account, will result in the balance of the Controlled Account being not less than USD 3,000,000 (three million).

5.	NOTICES

The Chargor shall immediately on the execution of this Deed (or, if later, the date of opening of the relevant bank account or acquisition of the relevant Charged Asset) in respect of clause 5.1 and as soon as practicable in respect of clause 5.2:

5.1
serve a notice of charge, substantially in the form of Part 1 of Schedule 4, on the Account Bank in respect of the assignment of the Controlled Account and of the Collection Account under clause 3.2(a) and clause 3.2(b) and use reasonable endeavours to ensure that the Account Bank promptly acknowledges the notice substantially in the form of Part 2 of Schedule 4.

5.2
give notice to each insurer, substantially in the form of Part 1 of Schedule 5, that it has charged or assigned its rights and interest in and under each Insurance Policy under clause 3(d) and use reasonable endeavours to ensure that each addressee of any such notice promptly acknowledges, substantially in form of Part 2 of Schedule 5, the notice of the Senior Secured Creditor's interest.

6.	RESTRICTIONS ON DEALING

6.1	Negative pledge and restriction on disposal

The Chargor hereby covenants with the Senior Security Trustee that it will not at any time except with the prior written consent of the Senior Security Trustee:

6.1.1	create or purport to create or permit to subsist any Security Interest on or in relation to the Charged Assets other than the Security Interests created by this Deed and the Permitted Security; or

6.1.2
enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, license transfer, convey, assign,  factor, surrender or otherwise dispose of or cease to exercise control of any interest in any Charged Assets which are charged by way of legal mortgage or fixed charge under this Deed.

7.	POSITIVE COVENANTS

7.1	General

Unless the Senior Security Trustee otherwise consents in writing, the Chargor hereby covenants with the Senior Security Trustee that it will:

7.1.1
keep the Charged Assets in good and substantial repair and condition (fair wear and tear accepted) and not do, or permit to be done, any act or thing that would or might jeopardise or otherwise prejudice the Security held by the Senior Security Trustee or the effectiveness of the security created by this Deed;

7.1.2
maintain insurances on and in relation to the Charged Assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business as the Chargor with reputable independent insurance companies or underwriters;

7.1.3	promptly pay all Taxes, fees, licence duties, registration charges, insurance premiums and other outgoings in respect of the Charged Assets;

7.1.4
at the request of the Senior Security Trustee, produce to or deposit with the Senior Security Trustee copies of all Insurance Policies and copies of the receipts for all premiums and other payments necessary for effecting and keeping up the Insurance Policies.

7.1.5	at all times comply with the terms of this debenture;

7.1.6
comply in all material respects with the terms of all applicable laws and regulations including (without limitation) all environmental laws, legislation relating to public health, town & country planning, control and handling of hazardous substances or waste, fire precautions and health and safety at work;

7.1.7
promptly notify the Senior Security Trustee of the acquisition by the Chargor of any estate or interest in any freehold or leasehold property and (i) immediately, if so requested by the Senior Security Trustee and at the cost of the Chargor, execute and deliver to the Senior Security Trustee a legal mortgage in favour of the Senior Security Trustee of the freehold or leasehold property in any form (consistent with this Deed) which the Senior Security Trustee may require; (ii) if the title to the freehold or leasehold property is registered at the Land Registry or is required to be so registered, give the Land Registry notice of the relevant Security Interest of the Senior Security Trustee over the freehold or leasehold property; and (iii) ensure that such Security Interest is correctly noted in the relevant register of title against that title at the Land Registry;

7.1.8	deposit with the Senior Security Trustee all deeds, certificates and documents of title relating to the Charged Assets or any part thereof charged by this debenture;

7.1.9
promptly pay or cause to be paid and indemnify the Senior Security Trustee and any Receiver against all present and future rent, rates, Taxes, duties, charges, assessments, impositions and outgoings whatsoever now or at any time in the future payable in respect of any of its properties (or any part thereof) or by the owner or occupier thereof;

7.1.10
not make any structural or material alteration to or to the user of any of its properties or do or permit to be done any act, matter or thing where to do so would have a material and adverse effect on the value of any of its properties or on the marketability of any of such properties;

7.1.11
not grant any lease of, part with possession or share occupation of, the whole or any part of any of its properties or confer any licence, right or interest to occupy or grant any licence or permission to assign, under-let or part with possession of the same in any way which is likely to have a material and adverse effect upon the value of any of such properties;

7.1.12	not vary, surrender, cancel or dispose of, or permit to be forfeit, any leasehold interest in any of its properties;

7.1.13
notify the Senior Security Trustee immediately in the event of any creditor executing diligence against the Chargor or any distress or execution is levied or enforced against the Chargor or any third party debt order or freezing order is made and served on the  Chargor;

7.1.14
notify the Senior Security Trustee immediately if any steps (including, without limitation, the making of any application or the giving of any notice) are taken by any person (including, without limitation, the Chargor) in relation to the administration, receivership, winding-up or dissolution of the Chargor;

7.1.15
not to allow any person other than itself to be registered under the Land Registration Act 1925 or Land Registration Act 2002 (as appropriate) as proprietor of any of its properties (or any part thereof) or create or permit to arise any overriding interest (as specified in Section 70(1) of the Land Registration Act 1925 or as specified in Schedule 1 or Schedule 3 to the Land Registration Act 2002) affecting any such property;

7.1.16
enforce any rights and institute, continue or defend any proceedings relating to any of the Charged Assets which the Senior Security Trustee may from time to time require, in each case, at the Chargor’s cost;

7.1.17
perform all things necessary to preserve and keep in full force and effect its existence and maintain the continuous operation of its business.  The Chargor shall not engage in any lines of business other than those it engages in as at the date of this Deed.   The Chargor shall not amend its certificate of formation or limited company agreement, or change its jurisdiction of formation and shall comply with all of the provisions of its constitution and Companies Act 2006;

7.1.18
promptly notify the Senior Security Trustee in writing of (i) any material litigation or dispute affecting the Chargor whether pending or threatened of which the Chargor has actual knowledge, and deliver to the Senior Security Trustee copies of all pleadings, unprivileged relevant correspondence and similar documentation relating thereto, (ii) any Security Interest, attachment or other legal process asserted against any of the Charged Assets other than Permitted Security and (iii) the occurrence of any other event or the discovery of any other information known to the Chargor which could reasonably be expected to have an adverse material effect on the value of any of the Charged Assets or otherwise on the ability of the Chargor to fulfil its obligations under this Deed;

7.1.19
except with respect to any claim by the Chargor against the Senior Security Trustee or by the Senior Security Trustee against Chargor, the Chargor shall cooperate fully with the Senior Security Trustee with respect to any proceedings before any court or tribunal which may in any way materially and adversely affect the rights of the Senior Security Trustee hereunder or under any of the Finance Documents and, in connection therewith, the Senior Security Trustee may, at its election, participate or designate a representative to participate in any such proceedings;

7.1.20
not (i) wind up, liquidate, or dissolve its affairs, enter into any transaction of merger or consolidation, convey or transfer its properties and assets substantially as an entirety; or (ii) create any partnership, joint venture or subsidiary;

7.1.21
not enter into any agreement containing any provision which would cause an Event of Default hereunder or which would be violated or breached by the performance of Chargor’s obligations under any Finance Document;

7.1.22
maintain all authorisations required under any law in any applicable jurisdiction to (i) enable it to perform its obligations under the Finance Documents to which it is a party; (ii) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and (iii) to carry on conduct of its business and the ownership of its Properties, or otherwise obtain a waiver, exemption or variance thereof, except where the failure to so maintain would not reasonably be expected to have an adverse material effect on the value of any of the Charged Assets or otherwise on the ability of the Chargor to fulfil its obligations under this Deed;

7.1.23
not, other than in accordance with the terms of the Finance Documents, directly or indirectly use any of its cash (whether held in hand or on deposit), assets or other resources to discharge any obligation or liability of Victory or any Subsidiary of Victory;

7.1.24	promptly notify the Senior Security Trustee of the occurrence of an Event of Default or a Potential Event of Default; and

7.1.25	not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value or marketability of any of its Assets.

7.2	Properties

The Chargor hereby covenants with the Senior Security Trustee that it will

7.2.1	observe and perform all covenants, stipulations and conditions to which each Property is now or may hereafter be subjected; and

7.2.2	perform and observe all covenants and conditions on its part contained in any lease, agreement for lease, licence or other agreement under which any Property or part of any Property is held,

where a failure to do so has or is reasonably likely to have a material adverse effect on the validity or enforceability of, or the effectiveness or ranking of any Security Interests granted or purporting to be granted pursuant to this Deed.

7.3	Book Debts

7.3.1	The Chargor shall collect in and realise all Debts in the ordinary course of its business in a proper and efficient manner.

7.3.2
Subject to clause 4.4, the Chargor shall promptly pay, or procure the prompt payment of, all monies received by it or on its behalf in respect of any of its Debts into any of the Non-Controlled Accounts or such other account as required by the Senior Security Trustee.

7.3.3
The Chargor shall not create a Security Interest (other than Permitted Security), dispose, release, exchange, compound, set-off, grant time or indulgence or otherwise deal over, of or with its Debts otherwise than by getting in and realising them in the ordinary and proper course of business (and for this purpose the realisation of Debts by means of block discounting, factoring or the like shall not be regarded as dealing in the ordinary and proper course of its business).

7.3.4
The Chargor shall, to the extent it is not already required to do so under the terms of this Deed, at any time after any Security Interest constituted or purported to be constituted by this Deed becomes enforceable at the request of the Senior Security Trustee, execute a legal assignment of the Debts to the Senior Security Trustee in such terms as the Senior Security Trustee may require and give notice of that assignment to the debtors from whom the Debts are due, owing or incurred.

7.4	Intellectual Property

The Chargor shall:

7.4.1	observe and perform all material covenants and stipulations from time to time affecting the Intellectual Property or the way it is used or enjoyed;

7.4.2	make all such payments, carry out and seek all registrations, grants or renewals of the Intellectual Property, or of any licences or other interests affecting such Intellectual Property; and

7.4.3	generally take all such steps necessary to preserve, maintain and renew when necessary all of the Intellectual Property, present or future,

where a failure to do so has or is reasonably likely to have a material adverse effect on the validity or enforceability of, or the effectiveness or ranking of any Security Interests granted or purporting to be granted pursuant to this Deed.

7.5	Financial covenants

The Chargor shall:

7.5.1	prepare Management Accounts in respect of each calendar month during the Security Period;

7.5.2	supply each set of such Management Accounts to the Senior Security Trustee, within one Business Day of the same becoming available; and

7.5.3	ensure that the EBITDA in respect of each calendar month is not less than $700,000.

7.6	Provisions relating to the Securities

The Senior Security Trustee may at any time after the occurrence of an Event of Default cause any or all of the Securities to be registered in the name of the Senior Security Trustee or its nominee.  The Chargor agrees promptly to execute and deliver all such transfers and other documents and do all such things as may be necessary or desirable to achieve such registration.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Representations and warranties

The Chargor makes the representations and warranties set out in this clause 8 to the Senior Security Trustee

8.2	Organisation and standing

The Chargor is a limited liability company, duly incorporated and validly existing under the laws of England and Wales, with all requisite power and authority to own and operate its assets, to conduct the business in which it is engaged and to consummate the transactions contemplated by this Deed and has not adopted any resolutions or taken any action leading to liquidation.

8.3	Authorisations obtained

The Chargor has taken all necessary actions and has all requisite power and authority to enter into and perform its obligations under this Deed and the other Finance Documents to which it is party in accordance with their respective terms

8.4	Compliance with other instruments

The Chargor is not in violation of, or default under, any applicable law, any agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets are subject.  The execution, delivery and the performance by the Chargor of and in accordance with this Deed and the other Finance Documents to which it is a party, and any related document and agreement required to be delivered hereunder or thereunder, the consummation of the transactions contemplated herein or therein and the compliance with the terms and provisions hereof or thereof, will not violate the organisational and governing documents of the Chargor or contravene any applicable law to which the Chargor is subject.

8.5	No Event of Default or Potential Event of Default

No Event of Default or Potential Event of Default has occurred, is continuing.

8.6	Ownership of Charged Assets

The Chargor is the legal and beneficial owner of the Charged Assets.

8.7	No Security

The Charged Assets are free from any Security Interest other than Permitted Security and the Security created by this Deed.

8.8	No adverse claims

The Chargor has not received, or acknowledged notice of, any adverse claim by any person in respect of the Charged Assets or any interest in them.

8.9	No adverse covenants

There are no covenants, agreements, reservations, conditions, interests, rights or other matters whatsoever that materially and adversely affect the Charged Assets.

8.10	No breach of laws

There is no breach of any law or regulation that materially and adversely affects the Charged Assets.

8.11	No interference in enjoyment

No facility necessary for the enjoyment and use of the Charged Assets is subject to terms entitling any person to terminate or curtail its use.

8.12	No overriding interests

Nothing has arisen, has been created or is subsisting, that would be an overriding interest in any Property.

8.13	Avoidance of security

No Security Interest expressed to be created under this Deed is liable to be avoided, or otherwise set aside, on the liquidation or administration of the Chargor or otherwise.

8.14	No prohibitions or breaches

The entry into this Deed by the Chargor does not, and will not, constitute a breach of any Insurance Policy, any other agreement or instrument binding on the Chargor or its assets.

8.15	Enforceable security

This Deed and the other Finance Documents to which it is a party constitute and will constitute the legal, valid, binding obligations of the Chargor enforceable in accordance with their respective terms, and is and will continue to be effective security over all and every part of the Charged Assets in accordance with its terms.

8.16	Times for making representations and warranties

The representations and warranties set out in clause 8.2 to clause 8.15 are made by the Chargor on the date of this Deed and each such representation and warranty is deemed to be repeated on each day of the Security Period with reference to the facts and circumstances existing at the time of repetition.

9.	POWER TO REMEDY

If the Chargor is at any time in breach of any of its obligations contained in this Deed, the Senior Security Trustee shall be entitled (but shall not be bound) to remedy such breach and the Chargor hereby irrevocably authorises the Senior Security Trustee and its agents to do all such things necessary or desirable in connection therewith.  The Chargor shall be liable to the Senior Security Trustee for the expenses of the Senior Security Trustee in so doing.  The rights of the Senior Security Trustee contained in this Clause 9 are without prejudice to any other rights of the Senior Security Trustee hereunder.  The exercise by the Senior Security Trustee of its rights under this Clause shall not make the Senior Security Trustee liable to account as a mortgagee in possession.

10.	ENFORCEMENT

10.1	Enforcement events

The security constituted by this Deed shall be immediately enforceable on the occurrence of an Event of Default, and thereupon and at any time thereafter, without prejudice to any other rights of the Senior Security Trustee, the powers of sale and all other powers conferred on mortgagees under the LPA (as varied or extended by this Deed) and all other powers of the Senior Security Trustee shall immediately be exercisable and the Senior Security Trustee may in its absolute discretion enforce all or any part of the security created by this Deed as it sees fit.

10.2	Statutory power of sale

The statutory power of sale shall arise on the execution of this Deed (and the Secured Obligations shall be deemed to have become due and payable for that purpose) but shall not be exercised by the Senior Security Trustee until the security constituted by this Deed has become enforceable.

10.3	Extension of statutory powers

10.3.1
Any restriction imposed by law on the power of sale (including under section 103 of the LPA) or the right of a mortgagee to consolidate mortgages (including under section 93 of the LPA) does not apply to the security constituted by this Deed and the Senior Security Trustee or any Receiver shall have the right to consolidate all or any of the security constituted by this Deed with any other Security Interests in existence at any time and to make any applications to the Land Registry in support of the same.

10.3.2
Any powers of leasing conferred on the Senior Security Trustee or any Receiver by law are extended so as to authorise the Senior Security Trustee or any Receiver to lease, make agreements for leases, accept surrenders of leases and grant options as the Senior Security Trustee or Receiver may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the LPA).

10.4	No obligation to enquire

10.4.1	No person dealing with the Senior Security Trustee, any Administrator or any Receiver appointed hereunder, or its agents or brokers, shall be concerned to enquire:

(a)	whether the security constituted by this Deed has become enforceable;

(b)	whether any power exercised or purported to be exercised has become exercisable;

(c)	whether any money remains due under the Finance Documents;

(d)
as to the necessity or expediency of the stipulations and conditions subject to which any sale of any Charged Assets shall be made, or otherwise as to the propriety or regularity of any sale of any of the Charged Assets; or

(e)	how any money paid to the Senior Security Trustee, Administrator or Receiver, or its agents or brokers is to be applied.

10.4.2
All of the protection to purchasers contained in ss104 and 107 LPA shall apply to any person purchasing from or dealing with a Receiver or the Senior Security Trustee as if the Secured Obligations had become due and the statutory powers of sale and the appointment of a Receiver in relation to the Charged Assets had arisen on the date of this Deed.

10.5	Privileges

10.5.1	Each Receiver and the Senior Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the LPA on mortgagees and receivers.

10.6	Delegation

10.6.1
The Senior Security Trustee and a Receiver may delegate to any person or persons all or any of the rights which are exercisable by it under this Deed.  A delegation under this clause may be made in any manner (including by power of attorney) and on any terms (including power to sub-delegate) which the Senior Security Trustee or Receiver may think fit.

10.6.2
A delegation under clause 10.6.1 shall not preclude the subsequent exercise of those rights by the Senior Security Trustee or Receiver itself nor preclude the Senior Security Trustee or Receiver from making a subsequent delegation of them to another person or from revoking that delegation.

10.6.3
Neither the Senior Security Trustee nor any Receiver shall be liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

10.7	Redemption of Prior Security Interests

At any time after the security constituted by this Deed shall have become enforceable the Senior Security Trustee may:

10.7.1	redeem any prior Security Interests;

10.7.2	procure the transfer thereof to itself; and/or

10.7.3
may settle and pass the accounts of the prior encumbrancer and any account so settled and passed shall be conclusive and binding on the Chargor and all monies paid by the Senior Security Trustee to the prior encumbrancer in accordance with such accounts shall as from such payment be due from the Chargor to the Senior Security Trustee on current account and shall bear interest and be secured as part of the Secured Obligations.

10.8	No liability as mortgagee in possession

None of the Senior Security Trustee, any Administrator or any Receiver or any delegate shall be liable to account as mortgagee in possession or otherwise to account in respect of all or any of the Charged Assets for any loss on realisation or for any other action, default or omission for which it or he might be liable.

10.9	Right of appropriation

10.9.1	To the extent that:

(a)	the Charged Assets constitute Financial Collateral; and

(b)	this Deed and the obligations or the Chargor hereunder constitute a Security Financial Collateral Arrangement,

the Senior Security Trustee shall have the right, at any time after the security constituted by this Deed has become enforceable, to appropriate all or any of those Charged Assets in or towards payment or discharge of the Secured Obligations in such order as the Senior Security Trustee may, in its absolute discretion, determine.

10.9.2
The value of any Charged Assets appropriated in accordance with this clause shall be the price of such Charged Assets at the time the right of appropriation is exercised as listed on any recognised market index, or determined by such other method as the Senior Security Trustee may select (including independent valuation).

10.9.3	The Chargor agrees that the methods of valuation provided for in this clause are commercially reasonable for the purposes of the Financial Collateral Regulations.

11.	ADMINISTRATOR AND RECEIVER

11.1	Appointment of Administrator or Receiver

At any time after:

11.1.1	the security constituted by this Deed becomes enforceable;

11.1.2	any corporate action or any other steps are taken or legal proceedings started by or in respect of the Chargor with a view to the appointment of an Administrator; or

11.1.3	at the request of the Chargor,

the Senior Security Trustee may without further notice, under seal or by writing under hand of a duly authorised officer of the Senior Security Trustee:

(a)	appoint any person or persons to be an Administrator of the Chargor; or

(b)	appoint any person or persons to be a Receiver of all or any part of the Charged Assets of the Chargor; and

(c)	(subject to Section 45 of the Insolvency Act 1986) from time to time remove any person appointed to be Receiver and appoint another in his place.

11.2	More than one appointment

Where more than one person is appointed Administrator or Receiver, they will have power to act separately (unless the appointment by the Senior Security Trustee specifies to the contrary).

11.3	Additional powers

11.3.1
The powers of appointing an Administrator or a Receiver conferred by this Deed shall be in addition to all statutory and other powers of the Senior Security Trustee under the Insolvency Act 1986 and the LPA or otherwise and shall be exercisable without the restrictions contained in Section 109 of the LPA or otherwise.

11.3.2
The power to appoint an Administrator or a Receiver (whether conferred by this Deed or by statute) shall be and remain exercisable by the Senior Security Trustee notwithstanding any prior appointment in respect of all or any part of the Charged Assets.

11.4	Agent of the Chargor

11.4.1	Any Administrator or Receiver shall be the agent of the Chargor and the Chargor shall be solely responsible for his acts and remuneration as well as for any defaults committed by him.

11.4.2	The Senior Security Trustee will not incur any liability (either to the Chargor or to any other person) by reason of the appointment of an Administrator or Receiver.

11.5	Relationship with Senior Security Trustee

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or implicitly) or by law on a Receiver may, after this security becomes enforceable, be exercised by the Senior Security Trustee in relation to the Charged Assets without first appointing a Receiver or notwithstanding the appointment of a Receiver.

12.	SCOPE AND POWERS OF ADMINISTRATOR AND RECEIVER

12.1	Powers of Administrators and Receiver

Any Administrator or Receiver shall in addition to the powers conferred on him by the LPA and (if applicable) the Insolvency Act 1986 have power to do all such acts and things as an absolute owner could do in the management of such of the Charged Assets over which he is appointed and in particular:

12.1.1
to undertake or complete any works of repair, building or development on the Property and to apply for and maintain any planning permission, development consent, building regulation approval or any other permission, consent or licence to carry out any of the same;

12.1.2
to grant or to accept surrenders of any leases or tenancies affecting the Property and to grant any other interest or right over any Property upon such terms and subject to such conditions as he thinks fit;

12.1.3
to provide services and employ or engage such managers, contractors and other personnel and professional advisors on such terms as he deems expedient and to discharge any such person or any such person appointed by the Chargor;

12.1.4	to make such elections for value added tax purposes as he thinks fit;

12.1.5	to charge and receive such sum by way of remuneration (in addition to all costs, charges and expenses incurred by him) as the Senior Security Trustee may prescribe or agree with him;

12.1.6
to collect and get in such Charged Assets or any part thereof and for that purpose to make such demands and take any proceedings as may seem expedient and to take possession of such Charged Assets with like rights;

12.1.7	to carry on, manage, develop, reconstruct, amalgamate or diversify or concur in carrying on, managing, developing, reconstructing, amalgamating or diversifying the business of the Chargor;

12.1.8
to grant options and licences over all or any part of such Charged Assets, sell or concur in selling, assign or concur in assigning, lease or concur in leasing and accept or concur in accepting surrenders of leases of, all or any of such Charged Assets in such manner and generally on such terms and conditions as he thinks fit (fixtures and plant and machinery may be severed and sold separately from the premises in which they are contained without the consent of the Chargor) and to carry any such sale, assignment, leasing or surrender into effect.  Any such sale may be for such consideration as he shall think fit and he may promote or concur in promoting a company to purchase the property to be sold;

12.1.9	to sever and sell separately any fixtures or fittings from any Property without the consent of the Chargor;

12.1.10	to give valid receipt for all monies and execute all assurances and things that may be proper or desirable for realising any of the Charged Assets;

12.1.11	to sell and assign all or any of the Debts in respect of which he is appointed in such manner and generally on such terms and conditions as he thinks fit;

12.1.12	to make any arrangement, settlement or compromise between the Chargor and any other person which he may think expedient;

12.1.13	to bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any of the Charged Assets as he thinks fit;

12.1.14	to make and effect such substitutions of or improvements to the Equipment as he may think expedient;

12.1.15
to make calls conditionally or unconditionally on the members of the Chargor in respect of the uncalled capital with such and the same powers for that purpose and for the purpose of enforcing payments of any calls so made as are conferred by the articles of association of the Chargor on its directors in respect of calls authorised to be made by them;

12.1.16	to appoint managers, officers, servants, workmen and agents for the aforesaid purposes at such salaries and for such periods and on such terms as he may determine;

12.1.17
if he thinks fit, but without prejudice to the indemnity contained in Clause 17 (Costs and Indemnity), to effect with any insurer any policy or policies of insurance either in lieu or satisfaction of or in addition to such indemnity or to the insurance required to be maintained by the Chargor under this Deed;

12.1.18
to exercise all powers provided for in the LPA in the same way as if he had been duly appointed thereunder and to exercise all powers provided for an administrative receiver in Schedule 1 to the Insolvency Act 1986;

12.1.19
for any of the purposes authorised by this Clause to raise money by borrowing from the Senior Security Trustee or from any other person either unsecured or on the security of all or any of the Charged Assets in respect of which he is appointed upon such terms (including, if the Senior Security Trustee shall consent, terms under which such security ranks in priority to this Deed) as he shall think fit;

12.1.20
to redeem any prior Security Interest and to settle and pass the accounts to which the Security Interest relates and any accounts so settled and passed will be conclusive and binding on the Chargor and the moneys so paid will be deemed to be an expense properly incurred by him;

12.1.21
in relation to any of the Charged Assets, to exercise all powers, authorisations and rights he would be capable of exercising, and do all those acts and things, as an absolute beneficial owner could exercise or do in the ownership and management of the Charged Assets or any part of the Charged Assets.

12.1.22	to acquire additional assets as necessary to enhance the value of the Charged Assets; and

12.1.23
to do all such other acts and things: (i) that he may consider desirable or necessary for realising any of the Charged Assets; (ii) that he may consider to be incidental or conducive to any of the matters or powers aforesaid; or (iii) which he lawfully may or can do as agent for the Chargor

12.2	Scope of powers

The Administrator or Receiver may exercise any of the above powers on behalf of the Chargor or on his own behalf or in the case of the power contained in Clause 12.1.15 on behalf of the directors of the Chargor

13.	AMOUNTS RECEIVED

13.1	Application of proceeds

The Receiver or any delegate shall apply all monies received by him:

13.1.1	first in paying all rents, Taxes, rates and outgoings affecting any Charged Assets;

13.1.2	secondly in paying all costs, charges and expenses of and incidental to his appointment and the exercise of his powers and all outgoings paid by him;

13.1.3	thirdly in paying his remuneration (as agreed between him and the Senior Security Trustee);

13.1.4	fourthly in or towards discharge of the Secured Obligations; and

13.1.5	finally in paying any surplus to the Chargor or any other person entitled to it.

13.2	Section 109(8) Law of Property Act 1925

Neither the Senior Security Trustee nor any Receiver or Administrator shall be bound (whether by virtue of Section 109(8) of the LPA, which is hereby varied accordingly, or otherwise) to pay or appropriate any receipt or payment first towards interest rather than principal or otherwise in any particular order as between any of the Secured Obligations.

14.	POWER OF ATTORNEY

14.1	Power of attorney

The Chargor hereby by way of security irrevocably appoints the Senior Security Trustee and (jointly and severally) each and every Administrator or Receiver or delegate to be the attorney of the Chargor and in its name and on its behalf and as its act and deed or otherwise to sign, execute, seal, deliver, complete any blanks in and otherwise perfect any deed, transfer, assurance, agreement, instrument or act which such Administrator or Receiver or delegate or the Senior Security Trustee may consider expedient in the exercise of any of his or its powers or in respect of the Chargor's obligations under this Deed.  The power of attorney hereby granted is to secure the performance of obligations owed to the donees within the meaning of the Powers of Attorney Act 1971.

14.2	Ratification

The Chargor ratifies and confirms, and agrees to ratify and confirm, anything that any of its attorneys may do in the proper and lawful exercise, or purported exercise, of all or any of the rights, powers, authorities and discretions referred to in Clause 14.1 (Power of Attorney).

15.	PROTECTION OF SECURITY AND FURTHER ASSURANCE

15.1	Independent security

This Deed shall be in addition to and independent of every other security or guarantee which the Senior Security Trustee may at any time hold for any of the Secured Obligations and it is hereby declared that no prior security held by the Senior Security Trustee over the whole or any part of the Charged Assets shall merge in the security created by this Deed.

15.2	Continuing security

This Deed shall remain in full force and effect as a continuing security for the Secured Obligations, notwithstanding any settlement of account or intermediate payment or discharge in whole or in part.

15.3	Discretion in enforcement

Until the expiry of the Security Period, the Senior Security Trustee or any Receiver may:

15.3.1
refrain from applying or enforcing any other monies, Security Interests or other rights held or received by it in respect of the Secured Obligations or apply and enforce them in such manner and order as it sees fit (whether against the Secured Obligations or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

15.3.2	hold in an interest-bearing suspense account any monies received from the Chargor or Victory on account of the Secured Obligations.

15.4	New accounts

15.4.1
If the Senior Security Trustee receives, or is deemed to have received, notice of any Security Interest (other than the Junior Security) or other interest affecting all or part of the Charged Assets, the Senior Security Trustee may open a new account or accounts for the Chargor in the Senior Security Trustee's books and (without prejudice to the Senior Security Trustee's right to combine accounts) no money paid to the credit of the Chargor in any such new account will be appropriated towards or have the effect of discharging any part of the Secured Obligations.

15.4.2
If the Senior Security Trustee does not open a new account or accounts immediately on receipt of notice, or deemed notice, referred to in clause 15.4.1, then, unless the Senior Security Trustee gives express written notice to the contrary to the Chargor, all payments made by the Chargor to the Senior Security Trustee shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations, as from the time of receipt or deemed receipt of the relevant notice by the Senior Security Trustee.

15.5	Senior Security Trustee's set-off rights

If the Senior Security Trustee has more than one account for the Chargor in its books, the Senior Security Trustee may at any time after:

15.5.1	the security constituted by this Deed has become enforceable; or

15.5.2	the Senior Security Trustee has received notice of any Security Interest (other than the Junior Security) or other interest affecting all or any part of the Charged Assets,

transfer, without prior notice, all or any part of the balance standing to the credit of any account to any other account which may be in debit, but the Senior Security Trustee shall notify the Chargor of the transfer once made.

15.6	Liability not discharged

The Chargor's liability under this deed in respect of any of the Secured Obligations shall not be discharged, prejudiced or affected by:

15.6.1	any intermediate payment, settlement of account or discharge in whole or in part of the Secured Obligations;

15.6.2
any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Senior Security Trustee may now or after the date of this Deed have from or against Victory, the Chargor or any other person in connection with the Secured Obligations;

15.6.3
any act or omission by the Senior Security Trustee or any other person in taking up, perfecting or enforcing any Security Interest, indemnity, or guarantee from or against Victory, the Chargor or any other person;

15.6.4	any termination, amendment, variation, novation or supplement of or to any of the Secured Obligations;

15.6.5	any grant of time, indulgence, waiver or concession to Victory, the Chargor or any other person;

15.6.6
any insolvency, bankruptcy, liquidation, administration, winding up, incapacity, limitation, disability, the discharge by operation of law, or any change in the constitution, name or style of Victory, the Chargor or any other person;

15.6.7
any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of, or Security Interest held from, Victory, the Chargor or any other person in connection with the Secured Liabilities;

15.6.8	any claim or enforcement of payment from the Victory, the Chargor or any other person; or

15.6.9
any other act or omission which would not have discharged or affected the liability of the Chargor had it been a principal debtor or by anything done or omitted by any person which, but for this provision, might operate to exonerate or discharge the Chargor or otherwise reduce or extinguish its liability under this Deed.

15.7	Immediate Recourse

Chargor waives any right it may have of first requiring the Senior Security Trustee .

15.7.1	to take any action or obtain judgment in any court against Victory or any other person;

15.7.2	to make or file any claim in a bankruptcy, liquidation, administration or insolvency of Victory of any other person; or

15.7.3	to make demand, enforce or seek to enforce any claim, right or remedy against Victory or any other person before enforcing this Deed against the Chargor. This waiver applies irrespective of any applicable law and regulation or any provision of any Finance Document to the contrary.

15.8	Rights Cumulative

No failure to exercise, nor delay in exercising, on the part of the Senior Security Trustee, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any right or remedy. The rights and remedies of the Senior Security Trustee provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

15.9	Further assurance

The Chargor shall take all such action (including making all filings and registrations) as may be necessary or desirable for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Senior Security Trustee under the Finance Documents.  In addition, the Chargor shall, promptly upon request by the Senior Security Trustee or any Receiver or Administrator, at its own expense, take whatever action the Senior Security Trustee or a Receiver or Administrator may reasonably require for:

15.9.1	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed;

15.9.2	facilitating the realisation of any Charged Asset at any time after the security constituted by this Deed has become enforceable; or

15.9.3
exercising any right, power or discretion conferred on the Senior Security Trustee, or any Receiver or any Administrator or any of their respective delegates or sub-delegates in respect of any Charged Asset.

16.	GROSS-UP AND PAYMENTS

16.1	Grossing Up

Each payment made by the Chargor to the Senior Security Trustee under this Deed shall be made free and clear of and without deduction for or on account of Tax unless the Chargor is required to make such payment subject to the deduction or withholding of Tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Senior Security Trustee receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

16.2	Payments without Set-Off

Any payment made by the Chargor under this Deed shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

16.3	Manner of Payment

Each payment made by the Chargor under this Deed shall be paid in the manner required by the Senior Security Trustee.

17.	COSTS AND INDEMNITY

17.1	Costs

The Chargor shall pay to, or reimburse, the Senior Security Trustee and any Receiver on demand, on a full indemnity basis, all Costs incurred by the Senior Security Trustee or any Receiver in connection with:

17.1.1	protecting, perfecting, preserving, enforcing or discharging (or attempting to do so) any of the Senior Security Trustee's or Receiver's rights under this Deed;

17.1.2	suing for, or recovering, any of the Secured Obligations,

(including, without limitation, the Costs of any proceedings in connection with this debenture or the Secured Obligations) and the Costs shall form part of the Secured Obligations.

17.2	Taxes

The Chargor shall pay all stamp, registration and other Taxes to which this Deed, this security or any judgment or order given in connection with this Deed may at any time be subject and shall on demand indemnify the Senior Security Trustee against any Losses resulting from any failure to pay or delay in paying the same.

17.3	Indemnity

The Chargor shall on demand indemnify and keep indemnified the Senior Security Trustee and every Receiver, Administrator, delegate, attorney, manager, agent or other person appointed by the Senior Security Trustee under this Deed and their respective employees (each one "Indemnified Person") in respect of all Losses incurred or suffered by any of them directly or indirectly as a result of the exercise or purported exercise of any of the rights vested in them under this Deed and against all Losses suffered or incurred by any of them in respect of any matter or thing done or omitted relating to the Charged Assets or occasioned by any breach of any of the Chargor’s covenants or other obligations under this Deed or otherwise relating to all or any part of the Charged Assets.

18.	MISCELLANEOUS

18.1	Severability

If any of the provisions of this Deed is or becomes invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected or impaired thereby.

18.2	Third party rights

Other than a Beneficiary, Receiver, Administrator, any delegate and any Indemnified Person, save where the contrary appears, a third party  has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.  The consent of any third party is not required to rescind or vary this Deed at any time.

18.3	Calculation and certificates

Any certificate or determination of the Senior Security Trustee as to any matter provided for in this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

18.4	Amendment and waivers

Any term of this Deed may be amended or waived only with the written consent of the Senior Security Trustee and the Chargor and any such amendment or waiver will be binding on all parties.

18.5	Perpetuity period

The perpetuity period applicable to all trusts declared by this Deed shall be 125 years.

18.6	Trustee Act 2000

The Chargor and the Senior Security Trustee agree that the Senior Security Trustee shall not be subject to the duty of care imposed on the trustees by the Trustee Act 2000.

19.	CURRENCY

19.1	Curreny conversion

19.2
In order to apply any sum held or received by the Senior Security Trustee or a Receiver or Administrator or a delegate in or towards payment of the Secured Obligations, the Senior Security Trustee or such Receiver or Administrator or delegate may purchase an amount in another currency and the rate of exchange to be used shall be that at which, at such time as it considers appropriate, the Senior Security Trustee or such Receiver or Administrator or delegate is able to effect such purchase.

19.3	Currency Indemnity

If any sum due from the Chargor under this Deed or any order or judgment given or made in relation to this Deed has to be converted from the currency (the "first currency") in which the same is payable under this Deed or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Chargor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed, the Chargor shall indemnify and hold harmless the Senior Security Trustee from and against any Losses it suffers or incurs as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and (ii) the rate or rates of exchange at which the Senior Security Trustee may, in the ordinary course of business, purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

20.	DEMANDS AND NOTICES

20.1	Form of notice

Any notice or other communication given or made in connection with this Debenture must be in writing and in English.

20.2	Addresses

Any demand for payment and any other demand, notice, consent or communication hereunder must be served by delivering it personally or sending it by pre-paid recorded or special delivery (or pre-paid international recorded airmail if being sent to or from a place outside the United Kingdom) to the address of the Chargor or the Senior Security Trustee (as appropriate) set out on page 1 (or any other address as may be notified by at least five Business Days' notice in writing from time to time by the relevant party to the other parties in accordance with this Clause 20).

20.3	Delivery

Provided that it has been correctly addressed as set out in clause 20.2, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

20.3.1	if delivered personally, at the time of delivery; and

20.3.2	in the case of pre-paid first class post, two Business Days after the date of posting or in the case of airmail five Business Days after the date of posting,

provided that if receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (New York time) on a Business Day (Working Hours) the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

21.	ASSIGNMENT AND TRANSFER

21.1	Assignment by Senior Security Trustee

The Senior Security Trustee may assign any of its rights or transfer any of its obligations under this Deed or enter into any transaction which would result in any of these rights or obligations passing to another person to the extent that the transferee is a permitted transferee for the 6% Senior Secured Convertible Notes.

21.2	Assignment by the Chargor

The Chargor may not assign any of its rights or transfer any of its obligations under this Deed or enter into any transaction which would result in any of these rights or obligations passing to another person.

21.3	Disclosure of information

The Senior Security Trustee may disclose any information about the Chargor which it shall consider appropriate to any affiliate, any of its professional advisers, any person to whom it is proposing to assign or transfer, or has assigned or transferred, any of its rights and obligations under this Deed or to any person to whom information may be required to be disclosed by any applicable law and regulation.

22.	RELEASE OF SECURITY

22.1	Release

Subject to Clause 22.3 (Discharge conditional), upon the expiry of the Security Period the Senior Security Trustee shall at the request and cost of the Chargor, take whatever action is necessary to release the Charged Assets from the security constituted by this Deed.

22.2	Avoidance of payments and reinstatement

If any payment by the Chargor or any discharge given by the Senior Security Trustee (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is (a) capable of being avoided or reduced or (b) avoided or reduced in each case as a result of insolvency or any similar event:

22.2.1	the liability of the Chargor will continue as if the payment, discharge, avoidance or reduction had not occurred;

22.2.2	the Senior Security Trustee will be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred; and

22.2.3	the Senior Security Trustee shall be entitled to enforce this Deed subsequently as if such payment, discharge, avoidance or reduction had not occurred.

22.3	Discharge conditional

Any release, discharge or settlement between the Chargor and the Senior Security Trustee shall be deemed conditional upon no payment or security received by the Senior Security Trustee in respect of the Secured Obligations being avoided or reduced or ordered to be refunded pursuant to any provision of any enactment relating to insolvency, bankruptcy, winding-up, administration or receivership and, notwithstanding any such release, discharge or settlement:

22.3.1
the Senior Security Trustee or its nominee shall be at liberty to retain this Deed and the security created by or pursuant to this Deed, including all certificates and documents relating to the Charged Assets or any part thereof, for such period as the Senior Security Trustee shall deem necessary to provide the Senior Security Trustee with security against any such avoidance or reduction or order for refund; and

22.3.2
the Senior Security Trustee shall be entitled to recover the value or amount of such security or payment from the Chargor subsequently as if such settlement, discharge or release had not occurred and the Chargor agrees with the Senior Security Trustee accordingly and charges the Charged Assets and the proceeds of sale thereof with any liability under this Clause, whether actual or contingent.

23.	GOVERNING LAW AND ENFORCEMENT

23.1	Governing law

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

23.2	Enforcement

23.2.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

23.2.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

23.2.3
This clause 23 is for the benefit of the Senior Security Trustee only.  As a result, the Senior Security Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Senior Security Trustee may take concurrent proceedings in any number of jurisdictions.

24.	COUNTERPARTS

This Deed may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.

In Witness whereof this Deed has been executed by the parties and is intended to be and is hereby delivered as a deed the day and year first above written.

.

SCHEDULE 1

THE BENEFICIARY

SCHEDULE 2

PROPERTIES

(1)
Lease of Unit 14 Dale Industrial Estate, Phoenix Way, Radcliffe, Manchester between (1) Max Industrial LP and Max Industrial Nominee Limited as Landlord and (2) Must Have Limited as Tenant for a term of 5 years from 16 November 2010.

(2)
Sub-Sub-Underlease of Unit F5 MetroCentre, Swalwell, Gateshead, Tyne and Wear, between (1) MetroCentre (Nominee No. 1) Limited and MetroCentre Nominee No. 2) Limited as Landlord and (2) Must Have Limited as Tenant for a term of 5 years from 28 August 2013.

SCHEDULE 3

SECURITIES

None as at the date of this Deed.

SCHEDULE 4

PART 1

Form of notice to the Account Bank

[On the letterhead of the Chargor]

[ACCOUNT BANK]

[ADDRESS LINE 1]

[ADDRESS LINE 2]

[POSTCODE]

[DATE]

Dear Sirs,

Charge over bank accounts (“Charge”) dated [DATE] between Must Have Limited (“Chargor”) and [                                    ] (“Senior Security Trustee”).

This letter constitutes notice to you that under the Charge (a copy of which is attached) we have charged, by way of first fixed charge, in favour of the Senior Security Trustee all monies from time to time standing to the credit of the accounts held with you and detailed below (the “Accounts”), together with all other rights and benefits accruing to or arising in connection with the Accounts (including, but not limited to, entitlements to interest):

Account 1

Name of Account: [NAME OF ACCOUNT]

Sort code: [SORT CODE]

Account number: [ACCOUNT NUMBER]

Account 2

Name of Account: [NAME OF ACCOUNT]

Sort code: [SORT CODE]

Account number: [ACCOUNT NUMBER]

We irrevocably instruct and authorise you to:

Disclose to the Senior Security Trustee any information relating to the Accounts requested from you by the Senior Security Trustee;

Comply with the terms of any written notice or instructions relating to the Accounts received by you from the Senior Security Trustee;

Hold all sums from time to time standing to the credit of the Accounts to the order of the Senior Security Trustee; and

Pay or release all or any part of the monies standing to the credit of the Accounts in accordance with the written instructions of the Senior Security Trustee.

We acknowledge that you may comply with the instructions in this letter without any further permission from us.

We are not permitted to withdraw any amount from the Accounts without the prior written consent of the Senior Security Trustee.

The instructions in this letter may not be revoked or amended without the prior written consent of the Senior Security Trustee.

This letter is governed by English law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Senior Security Trustee at 544 Riverside Avenue, Westport, CT 066880, with a copy to ourselves.

Yours faithfully,

Signed.............................................

For and on behalf of the Chargor

PART 2

Form of acknowledgement of the Account Bank

[On the letterhead of the Account Bank]

[                                    ]

[DATE]

Dear Sirs,

Charge over bank accounts (“Charge”) dated [DATE] between Must Have Limited (“Chargor”) and [                                    ] (“Senior Security Trustee”).

We confirm receipt from the Chargor of a notice (the “Notice”) dated [DATE] of a charge on the terms of the Charge over all monies from time to time standing to the credit of the accounts detailed below (the “Accounts”), together with all other rights and benefits accruing to or arising in connection with the Accounts (including, but not limited to, entitlements to interest).

We confirm that we:

•	Accept the instructions contained in the Notice and agree to comply with the Notice;

•	Have not received notice of the interest of any third party in the Accounts;

•	Have neither claimed nor exercised, nor will claim or exercise any security interest, set-off, counter-claim or other right in respect of the Accounts; and

•	Will not permit any amount to be withdrawn from the Accounts without your prior written consent.

The Accounts are:

Account 1

Name of Account: [NAME OF ACCOUNT]

Sort code: [SORT CODE]

Account number: [ACCOUNT NUMBER]

Account 2

Name of Account: [NAME OF ACCOUNT]

Sort code: [SORT CODE]

Account number: [ACCOUNT NUMBER]

This letter is governed by English law.

Yours faithfully,

Signed............................................

For and on behalf of the [Account Bank]]

SCHEDULE 5

PART 1

Form of notice to counterparty of Insurance Polices

[ON HEADED NOTEPAPER OF CHARGOR]

[NAME OF INSURANCE COMPANY]

[ADDRESS LINE 1]

[ADDRESS LINE 2]

[POSTCODE]

[DATE]

Dear Sirs,

Debenture (Debenture) dated [DATE] between Must Have Limited and [                                    ]

We refer to the [DESCRIBE INSURANCE POLICY AND SPECIFY ITS POLICY NUMBER] (Policy).

This letter constitutes notice to you that under the Debenture (a copy of which is attached) we have assigned to [                                    ] (Senior Security Trustee), by way of security, all our rights, title and interest and benefit in and to the Policy.

We irrevocably instruct and authorise you to:

●	Note the Senior Security Trustee's interest on the Policy as “FIRST MORTGAGEE AND AND FIRST LOSS PAYEE”.

●
Comply with the terms of any written instructions received by you from the Senior Security Trustee relating to the Policy, without notice or reference to, or further authority from, us and without enquiring as to the justification or the validity of those instructions.

●	Hold all sums from time to time due and payable by you to us under the Policy to the order of the Senior Security Trustee.

●	Pay, or release, all monies to which we are entitled under the Policy to the Senior Security Trustee, or to such persons as the Senior Security Trustee may direct.

●	Disclose information in relation to the Policy to the Senior Security Trustee on request by the Senior Security Trustee.

Neither the Debenture nor this notice releases, discharges or otherwise affects your liability and obligations in respect of the Policy.

Subject to the foregoing, you may continue to deal with us in relation to the Policy until you receive written notice to the contrary from the Senior Security Trustee. Thereafter, we will cease to have any right to deal with you in relation to the Policy and you must deal only with the Senior Security Trustee.

The instructions in this notice may only be revoked or amended with the prior written consent of the Senior Security Trustee.

Please confirm that you agree to the terms of this notice and to act in accordance with its provisions by sending the attached acknowledgement to the Senior Security Trustee at Corporation Trust Center, 1209 Orange St., Wilmington, Delaware 19801 USA, with a copy to us.

This notice, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims), shall be governed by and construed in accordance with the law of England and Wales.

Yours faithfully,

 ................................................................

Must Have Limited

SCHEDULE 5

PART 2

Form of acknowledgement from counterparty of Insurance Polices

[On the letterhead of the insurance company]

[                                    ]

 [DATE]

Dear Sirs,

Debenture (Debenture) dated [DATE] between Must Have Limited and [                                    ]

We confirm receipt from Must Have Limited (Chargor) of a notice (Notice) dated [DATE] of an assignment, by way of security, of all the Chargor's rights under [DESCRIBE INSURANCE POLICY AND ITS NUMBER] (Policy).

Terms defined in the Notice shall have the same meaning when used in this acknowledgement.

We confirm that:

We accept the instructions and authorisations contained in the Notice and agree to comply with the Notice.

We have noted the Senior Security Trustee's interest on the Policy as "FIRST MORTGAGEE AND FIRST LOSS PAYEE".

There has been no amendment, waiver or release of any rights or interests in the Policy since the date the Policy was issued.

We will not cancel, avoid, release or otherwise allow the Policy to lapse without giving the Senior Security Trustee at least 30 days' prior written notice.

We have not, as at the date of this acknowledgement, received notice that the Chargor has assigned its rights under the Policy to a third party, or created any other interest (whether by way of security or otherwise) in the Policy in favour of a third party.

The Policy shall not be rendered void, voidable or unenforceable by reason of any non-disclosure by the Senior Security Trustee.

This letter, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims), shall be governed by and construed in accordance with the law of England and Wales.

Yours faithfully,

.......................................

[INSURANCE COMPANY]

SIGNATORIES TO DEED

THE CHARGOR

EXECUTED as a deed and DELIVERED when dated by MUST HAVE LIMITED acting by a director in the presence of:	Signature
Director
Witness signature
Name (in BLOCK CAPITALS)
Address

THE SENIOR SECURITY TRUSTEE

EXECUTED as a deed and DELIVERED when dated by [ ]acting by a director in the presence of:	Signature
Director
Witness signature
Name (in BLOCK CAPITALS)
Address